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Exhibit 10.8

Flagstone Reinsurance Holdings Limited

and

Mark Byrne

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 18 day of October, 2006 between Flagstone Reinsurance Holdings Limited, a Bermuda exempted company whose registered office is situated at Crawford House, 23 Church Street, Hamilton HM 11, Bermuda (the "Company"); and Mark Byrne of Roughill, 6 Long Lane, Tuckers Town, HS02, Bermuda (the "Employee").

WHEREBY IT IS AGREED as follows:

1)    Definitions and Interpretation

  Headings in this document do not affect interpretation and are for convenience only. In addition to the words and expressions hereinbefore defined the following words and expressions shall have the meanings hereinafter ascribed to them:

  a)
  "Affiliate" means a company which is a subsidiary of another company or 2 or more companies which are both subsidiaries of the same company or each of them is controlled by the same Person. For the purposes of this definition, "control", when used with respect to any company, means the power to direct the management and policies of such company, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing;

  b)
  "Bonus Payment Date" has the meaning set out in paragraph 6 of Schedule 1;

  c)
  "Business Day" means any day normally treated as a business day in Bermuda;

  d)
  "Cause" means:

  (i)
  a material breach by the Employee of any contract between the Employee and the Company;

  (ii)
  the wilful and continued failure or refusal by the Employee to perform any duties reasonably required by the Company, after notification by the Company of such failure or refusal, and failing to correct such behaviour within 20 days of such notification;

  (iii)
  commission by the Employee of a criminal offence or other offence of moral turpitude,

  (iv)
  perpetration by the Employee of a dishonest act or common law fraud against the Company or a client thereof;

  (v)
  the Employee wilfully engaging in misconduct which is materially injurious to the Company, including without limitation, the disclosure of any trade secrets, financial models, or computer software to Persons outside the Company without the consent of the Company.

  e)
  "Commencement Date" has the meaning set out in paragraph 3 of Schedule 1;

  f)
  "Company Party" means the Company or its Affiliates.

  g)
  "Employment" means the employment of the Employee pursuant to this Agreement;

  h)
  "Intellectual Property Rights" means rights in inventions, patents, trade marks, service marks, design rights (whether registrable or otherwise), trade and business names, copyrights (including rights in computer software), database rights and semiconductor topography rights (whether or not any of these is registered and including applications for registrations) and all rights or terms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

  i)
  "Person" means an individual or entity.

  j)
  "Staff Policy Manual" means such document or documents produced by the Company which set out the policies and procedures of the Company and which may be amended from time to time;

  k)
  "Termination Date" means the date on which the Employee's Employment with the Company ceases either for reason of the conclusion of the fixed term of the Employment or for reason of the termination of the Employment in accordance with the provisions of this Agreement.

2)    Appointment

  a)
  The Company hereby appoints the Employee and the Employee hereby accepts the position set out in paragraph 1 of Schedule 1 and shall have such responsibilities as the Company may from time to time direct.

  b)
  The Employee may be required to provide services to Affiliates of the Company, and where appropriate the appointment shall be subject to the grant and maintenance of a work permit from the Government of Bermuda.

3)    Duration of Appointment

  The Employment shall be deemed to have commenced on the Commencement Date and shall continue unless terminated in accordance with the provisions of this Agreement.

4)    Place of Employment

        The Employee's place of employment is set out in paragraph 2 of Schedule 1.

5)    Compensation

  a)
  Salary, Benefits and Deductions from Salary

  i)
  The salary payable to the Employee shall be the sum as set out in paragraph 4 of Schedule 1, and shall be payable by equal monthly instalments in arrears on the last Business Day of each month.

  ii)
  The Company shall review the salary annually in December and the rate of salary may, at the Company's sole discretion, be increased effective from the date of review.

  iii)
  The Company shall be required by law to deduct from the Employee's salary the amounts set out in paragraph 5 of Schedule 1.

  iv)
  Employee shall have rights to personal use of Company aircraft to the extent set out in paragraph 9 of Schedule 1, provided that Employee promptly shall reimburse the marginal cost to the Company of such use. As used in the foregoing sentence, "marginal cost" means the variable operating costs to the Company of such use, including, but not limited to fuel costs, MSP, mileage, weather-monitoring costs, onboard catering and landing/ramp fees, but shall not include fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft, and the cost of maintenance not related to trips.

  b)
  Bonus

  i)
  The Company may, but shall not be obliged to, pay an annual bonus in accordance with this Clause 5 hereof and paragraph 6 of Schedule 1.

  ii)
  Bonuses payable on the first Bonus Payment Date will be assessed on salary earned by the Employee since the Commencement Date and thereafter on salary earned since the last Bonus Payment Date.

  iii)
  The Company shall not be liable to pay any bonus to the Employee if the Termination Date occurs between Bonus Payment Dates.

  c)
  Severance

  i)
  If the Company terminates the Employee without Cause by providing a notice of termination as set forth in Clause 12 of this Agreement, the Company will pay the Employee salary up until and including the Termination Date plus, as severance:

      (i)  the salary payable to the Employee in the sum set out in paragraph 4 of Schedule 1 from the date the Company provided the Employee notice of termination until the expiration of the period set forth in paragraph 8 of Schedule 1 (without giving effect to the proviso therein) and (ii) a bonus calculated as follows: adding the sum of the bonuses paid to the Employee with respect to the three Bonus Payment Dates immediately preceding the notice of termination in accordance with paragraph 6 of Schedule 1 (or, if less than three Bonus Payment Dates shall have transpired since the Commencement Date, the bonuses paid with respect to such lesser number of Bonus Payment Dates) and dividing by three (or such lesser number of Bonus Payment Dates, as the case may be).

    ii)
    The Company will pay the Employee the severance payment specified in Clause (5)(c)(i) above 730 days after the notice of termination is delivered to the Employee, provided the Employee shall have complied (in the reasonable judgment of the Company) with the provisions set forth in Clause 16.

6)    Vacation

  The Employee shall be entitled to paid vacation in accordance with paragraph 7 of Schedule 1, such vacation to be taken in accordance with the Staff Policy Manual.

7)    Amendments and Waivers

  (a)
  No amendments to the provisions of this Agreement shall be effective unless in writing and signed by the parties hereto or their duly authorized representatives.

  (b)
  All rights, remedies and powers conferred upon the parties hereto are cumulative and shall not be deemed or construed to be exclusive of any other rights, remedies or powers now or hereafter conferred upon the parties hereto or either of them by law or otherwise.

  (c)
  Any failure at any time to insist upon or enforce any such right, remedy or power shall not be construed as a waiver thereof.

8)    Warranty

  The Employee represents and warrants that he is not a party to any agreement, contract (whether of employment or otherwise) or understanding, which would in any way restrict or prohibit him from:

  a)
  Undertaking or performing any of the duties of the Employment in accordance with the terms and conditions of this Agreement; or

  b)
  Utilizing any materials which the Employee proposes to use in the course of his employment with the Company whether in hard copy or stored in an electronic storage device.

9)    Covenants

  a)
  The Employee expressly covenants that all Intellectual Property Rights relating in any way to the business activities (or incidental to the use of company time and or property) of the Company or its Affiliates which may be discovered, invented, improved or developed by the Employee during his Employment with the Company, whether during regular office hours or otherwise and whosesoever discovered, invented, improved or developed will be the exclusive and sole property of the Company and its Affiliates.

  b)
  The Employee undertakes to disclose promptly to the Company and hereby assigns to the Company without further compensation, all rights, title and interest in the said discoveries, inventions, improvements and developments whether conceived and developed solely by the Employee or jointly with others and will on the request of the Company execute all documents and do all such things as may be requested by the Company or its Affiliates to confirm or perfect the rights title and interest in such property provided that the Company will bear all costs and expenses associated therewith.

10)  Notice

  a)
  Any notice required or authorized hereunder shall be in writing and may be served:—

  i)
  by personal delivery; or

  ii)
  by facsimile with a telephone call to ensure receipt; or

  iii)
  by email with a receipt evidencing that the recipient has read the email.

  b)
  In proving service of any notice hereunder it shall be sufficient to prove:—

  i)
  in the case of a notice delivered personally, that it was left at the address for notices herein or any substituted address;

  ii)
  in the case of a notice sent by facsimile, that it was properly transmitted to the last known facsimile number; and

  iii)
  in the case of a notice sent by email that the computer of the Person sending the email message has generated a receipt evidencing that the recipient has read the email message.

  c)
  The address for service of notices on the Company is at its principal place of business.

  d)
  The address for service of notices on the Employee is at his residence on the records of the Company.

11)  Confidentiality

  a)
  The Employee shall not at any time during his Employment (except as is necessary and proper in the course of his Employment) or at any time after the Termination Date disclose to any Person any information as to the practice, business dealings or affairs of the Employer, its Affiliates or any of the customers or clients of the Employer or its Affiliates or as to any other matters which may come to his knowledge by reason of his Employment with the Company.

  b)
  The Employee shall at the time of executing this Agreement execute the undertaking of secrecy attached in Schedule 2.

12)  Notice of Termination

  Subject to Clause 13, this Agreement may be terminated in accordance with paragraph 8 of Schedule 1.

13)  Summary Dismissal for Cause

  The Company reserves the right to summarily dismiss the Employee for Cause, in which case no further payments are due to the Employee except salary up until and including the Termination Date.

14)  Misuse of Company Property

  a)
  The Employee shall not use any of the Company's property including, but not limited to computer equipment and software, for personal use except moderate use of the Internet and email by the Employee, which does not interfere with the performance of their duties, and which does not include the reading or viewing of offensive or illegal material.

  b)
  The Company reserves the right to read all paper and computer files of the Employee on premises and any information stored on any electronic device which is the property of the Company.

15)  Outside Employment

  The Employee shall not be permitted to hold any outside directorships or employment without the written consent of the Company. The outside directorships and employment, which are permitted as of the date of this contract are listed in paragraph 10 of Schedule 1.

16)  Non Solicitation

  a)
  During the 730 days after the date a notice of termination is delivered (if terminated without Cause or voluntarily initiated by the Employee) or the 730 days after the date the Employee is summarily dismissed (if terminated for Cause), the Employee will not directly, or indirectly through another Person:

  i)
  solicit any employee of the Company or another Company Party to leave the employ of a Company Party, or in any way interfere with the relationship between a Company Party, on the one hand, and any employee thereof, on the other hand; provided however that the general solicitation of third parties through the use of means generally available to the public, including the placement of advertisements in the newspaper, will not be deemed to violate this clause (i); or

  ii)
  hire any individual who was an employee of a Company Party until twelve months after such individual's employment relationship has ended.

  b)
  If the Employee is employed by or a consultant to another Person, the Employee will procure the compliance of that Person with the provisions of this Clause 16.

17)  Staff Policy Manual

  The Employee agrees to abide by the terms of the Company Staff Policy Manual as amended from time to time. The Company Staff Policy Manual shall be available to the Employee.

18)  Miscellaneous

  This Agreement shall be subject to the additional terms set out in paragraph 9 of Schedule 1.

19)  Whole Agreement

  This Agreement constitutes the whole agreement between the parties for service by the Employee as an Employee.

  The employment agreement between the Employee and the Company, dated as of November 28, 2005, is deemed to cease on the Commencement Date of this Agreement.

20)  Severability

  In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision will, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision will, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, will not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions will not invalidate or render unenforceable such provision in any other jurisdiction.

21)  Law and Jurisdiction

  i)
  The terms of this Agreement shall be governed by and construed in accordance with the laws of the Islands of Bermuda.

  ii)
  All disputes, controversies or claims arising out of, relating to, or in connection with, this contract, or breach, termination or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Bermuda International Conciliation and Arbitration Act 1993, except as same may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Bermuda, and it shall be conducted in the English language. The arbitration shall be conducted by one arbitrator who shall be selected by BIBA (Bermuda International Business Association) in the event that the parties fail to agree. The arbitral award shall be in writing, shall state reasons for the award, and be final and binding on the parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

IN WITNESS WHEREOF the parties hereto have set their hands the date first above written.

FLAGSTONE REINSURANCE HOLDINGS LIMITED

By	/s/ DAVID BROWN	/s/ MARK BYRNE
Name: David Brown Title: Chief Executive Officer		Mark Byrne

Schedule 1

1.	Position	Executive Chairman
2.	Place of employment:
The Employee's place of employment shall be at the Company's office in Bermuda, however the Company may require the Employee, in the performance of his duties, to travel from Bermuda to such other places and for such times as is reasonably necessary for the proper discharge of the Employee's duties. The Employee may normally discharge his duties from a location of his choosing, except that he will not take decisions on behalf of the Company while in the United States.
3.	Commencement Date:	January 1, 2006
4.	Salary:	Year ending December 31, 2006: $500,000 per annum. Year ending December 31, 2007: $600,000 per annum.
5.	Deductions from Salary:	a)	Social Insurance: This is a government administered contributory pension scheme and the contributions are split evenly between the Company and the Employee.
		b)	Payroll Tax: The Company will withhold the maximum permissible under Bermuda law from the Employee's salary, and the balance will be paid by the Company.
		c)	Medical Insurance: The Company is required to provide you with Medical Insurance under a Bermuda-approved scheme. Half of the cost of this insurance will be withheld from the Employee's salary.
		d)	Pension: If required by law, the Company will provide the Employee with a pension scheme in accordance with the National Pension Scheme (Occupational Pensions) Act, 1998.
6.	Bonus and Bonus Payment Date:	a)	The Employee may be paid a bonus at the discretion of the Company's Board of Directors or their delegate.
		b)	The Bonus Payment date shall be in March of each year commencing March, 2007.
7.	Vacation:	The Employee will be entitled to 30 days vacation per annum. Vacation for the first year shall be pro rated.
8.	Notice of Termination:
This Agreement may be terminated for any reason by either party giving 365 days' advanced notice in writing to the other; provided, however, the Company may, in its sole discretion, pay salary in lieu of providing a notice of termination to the Employee.
9.	Miscellaneous	a)
Housing Allowance
The Employee will be entitled to receive a Mortgage Subsidy which will lower the effective cost of financing on his Bermuda residence to 3%. The maximum financing to which this applies is 5 times the annual salary of the Employee from time to time.

b)	Use of Company Aircraft
The Employee will be entitled to use the Company aircraft for his personal use, subject to availability, provided that the Employee promptly shall reimburse the marginal cost to the Company of such use.
10.	Permitted outside employment and directorships	The Amos Tuck School of Business at Dartmouth College, two trips per year at Company expense.
Longtail Aviation Limited, Accountable Manager and Chairman.

Schedule 2

Undertaking of Secrecy

TO:
Flagstone Reinsurance Holdings Limited

I HEREBY UNDERTAKE THE FOLLOWING:—

1.
That during the course of my employment with Flagstone Reinsurance Holdings Limited, I will keep secret the affairs and concerns of Flagstone Reinsurance Holdings Limited and its affiliates (the "Company"), and the nature and particulars of the Company including, but not limited to its investors, clients, transactions, trading models and trading strategies, or the financial results or performance figures of the Company or any client or strategy that may come to my attention during the course of my employment with the Company ("Confidential Information").

2.
That after my departure from the Company, I will not disclose to any person the affairs of the Company, including, but not limited to its investors, clients, transactions, trading models and trading strategies or the financial results or performance figures of the Company or any client or strategy that may come to my attention during the course of my employment with the Company.

3.
That upon my departure from the Company, I will not take with me any Confidential Information belonging to or concerning the Company, or its clients, whether in printed form or on any electronic storage device.

4.
In the event that I do have in my possession any Confidential Information following my departure from the Company, I undertake to deliver such information to the Company within 3 days of my departure. If personal delivery of such information is either not possible or inconvenient, I undertake to contact the President of the Company and arrange a suitable method of disposal of such Confidential Information within three days of my departure.

I hereby acknowledge that any breach of this undertaking may result in my dismissal from the Company, and that my obligations under this undertaking continue after the termination of my employment with the Company.

Signature	/s/ MARK BYRNE

Name	Mark Byrne

Witness	/s/ WITNESS

Date	10/18/06

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  Exhibit 10.8